Exhibit 99.1

O S H K O S H C O R P O R A T I O N

For more information, contact:

Financial:	Patrick Davidson
Senior Vice President, Investor Relations
920.502.3266

Media:	Bryan Brandt
Senior Vice President, Chief Marketing Officer
920.502.3670

Oshkosh Corporation Reports 2025 Fourth Quarter and Full Year Results

Reports Fourth Quarter Sales of $2.69 billion, up 3.5 Percent

Reports Fourth Quarter Earnings per Share of $2.10 and Adjusted1 Earnings per Share of $2.26

Reports 2025 Earnings per Share of $10.02 and Adjusted1 Earnings per Share of $10.79

Initiates 2026 Earnings per Share Guidance in the Range of $10.90 and
Adjusted1 Earnings per Share Guidance in the Range of $11.50

OSHKOSH, Wis. (January 29, 2026) – Oshkosh Corporation (NYSE: OSK), a leading innovator of purpose-built vehicles and equipment, today reported 2025 fourth quarter net income of $133.8 million, or $2.10 per diluted share, compared to net income of $153.1 million, or $2.33 per diluted share, for the fourth quarter of 2024. Adjusted1 net income was $144.3 million, or $2.26 per diluted share, for the fourth quarter of 2025 compared to $169.3 million, or $2.58 per diluted share, for the fourth quarter of 2024. Comparisons in this news release are to the fourth quarter of 2024, unless otherwise noted.

Consolidated sales in the fourth quarter of 2025 increased $90.7 million, or 3.5 percent, to $2.69 billion primarily due to improved pricing in the Vocational segment and higher sales volume in the Access segment.

Consolidated operating income in the fourth quarter of 2025 decreased 5.3 percent to $212.0 million, or 7.9 percent of sales, compared to $223.9 million, or 8.6 percent of sales, in the fourth quarter of 2024. The decrease in operating income was primarily due to unfavorable product mix and higher manufacturing overhead costs, offset in part by lower incentive compensation costs and higher sales volume.

Adjusted1 operating income in the fourth quarter of 2025 decreased 7.9 percent to $225.9 million, or 8.4 percent of sales, compared to $245.4 million, or 9.4 percent of sales, in the fourth quarter of 2024.

“Oshkosh delivered a strong close to 2025 with fourth quarter results that were within our expectations driven by our people and innovative products, capping another year of solid execution across our portfolio,” said John Pfeifer, president and chief executive officer of Oshkosh Corporation. “We achieved adjusted earnings per share of $2.26 due to robust performance in our Vocational segment, strong sales in our Access segment and an improved margin in our

Oshkosh Corporation Reports Results for 2025 Fourth Quarter

January 29, 2026

Transport segment. We are continuing to ramp up our NGDV production and to invest in additional U.S. fire truck production into 2026 to meet customer demand for these products. Cash from our operations of $783 million for the year reflected strong performance across the Company.

“Looking ahead, we are initiating 2026 adjusted earnings per share expectations in the range of $11.50, reflecting expected improved results in our Vocational and Transport segments, supported by a solid backlog and momentum in innovation across the business, partly offset by continued weakness in non-residential construction affecting our Access segment. We believe our People First culture and strategic investments position us to create long-term value for our customers, shareholders and team members,” added Pfeifer.

Factors affecting fourth quarter results for the Company’s business segments included:

Access - Access segment sales for the fourth quarter of 2025 increased $14.6 million, or 1.3 percent, to $1.17 billion primarily due to higher sales volume in North America, offset in part by higher sales discounts.

Access segment operating income in the fourth quarter of 2025 decreased 30.5 percent to $99.3 million, or 8.5 percent of sales, compared to $142.9 million, or 12.4 percent of sales, in the fourth quarter of 2024. The decrease was primarily due to adverse price/cost dynamics and adverse product mix, offset in part by higher sales volume.

Adjusted1 operating income in the fourth quarter of 2025 was $103.0 million, or 8.8 percent of sales, compared to $151.6 million, or 13.1 percent of sales, in the fourth quarter of 2024.

Vocational - Vocational segment sales for the fourth quarter of 2025 increased $41.8 million, or 4.7 percent, to $922.4 million as improved pricing was offset in part by lower sales volume. Lower refuse vehicle sales volume was partially offset by improvements in municipal fire apparatus and airport products.

Vocational segment operating income in the fourth quarter of 2025 increased 26.5 percent to $140.3 million, or 15.2 percent of sales, compared to $110.9 million, or 12.6 percent of sales, in the fourth quarter of 2024. The increase was primarily due to improved price/cost dynamics offset in part by adverse product mix within municipal fire apparatus.

Adjusted1 operating income in the fourth quarter of 2025 was $149.6 million, or 16.2 percent of sales, compared to $122.9 million, or 14.0 percent of sales, in the fourth quarter of 2024.

Transport - Transport segment sales for the fourth quarter of 2025 increased $32.9 million, or 6.2 percent, to $566.7 million as the ramp-up of Next Generation Delivery Vehicle (NGDV) production for the United States Postal Service, higher sales volume for international tactical wheeled vehicles and higher Family of Heavy Tactical Vehicles sales were offset in part by the wind-down of the domestic Joint Light Tactical Vehicle program.

Transport segment operating income in the fourth quarter of 2025 increased 52.0 percent to $22.8 million, or 4.0 percent of sales, compared to $15.0 million, or 2.8 percent of sales, in the fourth quarter of 2024. The increase was primarily the result of lower adverse cumulative catch-up adjustments and improved pricing on new contracts, offset partially by costs associated with the ramp-up of NGDV production.

Corporate and other - Net operating costs for corporate and other in the fourth quarter of 2025 increased $5.5 million to $50.4 million primarily due to the timing of healthcare charges between Corporate and the segments.

Miscellaneous, net - Miscellaneous expense, net in the fourth quarter of 2025 was $2.5 million compared to income of $4.1 million in the fourth quarter of 2024, which primarily reflected changes in the market value of an investment in each period.

Provision for Income Taxes - The Company recorded income tax expense in the fourth quarter of 2025 of $47.8 million, or 26.3 percent of pre-tax income, compared to $45.2 million, or 22.7 percent of pre-tax income, in the fourth quarter of 2024. The effective tax rate in the fourth quarter of 2025 was negatively impacted by changes to deferred taxes as a result of state apportionment adjustments upon the filing of the final 2024 state income tax returns.

-more-

Oshkosh Corporation Reports Results for 2025 Fourth Quarter

January 29, 2026

Repurchases of Common Stock - The Company repurchased 911,873 shares of common stock in the fourth quarter of 2025 for $118.7 million. Share repurchases completed during the previous twelve months benefited earnings per share in the fourth quarter of 2025 by $0.06 compared to the fourth quarter of 2024.

Full-Year Results

The Company reported net sales for 2025 of $10.42 billion and net income of $647.0 million, or $10.02 per diluted share. This compares with net sales of $10.73 billion and net income of $681.4 million, or $10.35 per diluted share, in the prior year. The decrease in net income for 2025 was primarily due to lower sales volume, higher manufacturing overhead costs and higher warranty costs, offset in part by improved pricing, lower intangible asset impairments, lower incentive compensation costs, the resolution of a federal income tax audit, lower cumulative catch-up adjustments and improved performance of the Company's investments.

Adjusted1 net income for 2025 was $696.3 million, or $10.79 per diluted share, compared to $772.7 million, or $11.74 per diluted share, in 2024.

2026 Expectations

The Company announced its 2026 diluted earnings per share estimate of approximately $10.90 and its adjusted1 earnings per share estimate of approximately $11.50 on projected net sales of approximately $11.0 billion.

Dividend Announcement

The Company’s Board of Directors today declared a quarterly cash dividend of $0.57 per share of Common Stock. The dividend will be payable on March 3, 2026 to shareholders of record as of February 17, 2026.

Conference Call

The Company will host a conference call at 9:30 a.m. EST this morning to discuss its fourth quarter and full year 2025 results and 2026 expectations. Slides for the call will be available on the Company’s website beginning at 7:00 a.m. EST this morning. The call will be simultaneously webcast. To access the webcast, go to oshkoshcorp.com at least 15 minutes prior to the event and follow instructions for listening to the webcast. An audio replay of the call and related question and answer session will be available for 12 months at this website.

-more-

Oshkosh Corporation Reports Results for 2025 Fourth Quarter

January 29, 2026

Forward-Looking Statements

This news release contains statements that the Company believes to be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact, including, without limitation, statements regarding the Company’s future financial position, business strategy, growth and drivers, capital allocation, resiliency, targets, projected sales, costs, margins, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations, are forward-looking statements. When used in this news release, words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “confident” or “plan” or the negative thereof or variations thereon or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, assumptions and other factors, some of which are beyond the Company’s control, which could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors include the cyclical nature of the Company’s access equipment, fire apparatus, refuse and recycling collection and air transportation equipment markets, which are particularly impacted by the strength of U.S. and European economies and construction outlooks; the Company’s estimates of access equipment demand which, among other factors, is influenced by historical customer buying patterns and rental company fleet replacement strategies; the Company's ability to predict the level and timing of orders and costs on the U.S. Postal Service contract; risks that the trade war and related tariffs could reduce the demand for or competitiveness of the Company’s products or cause inefficiencies in the Company's supply chain; the Company’s ability to increase prices to raise margins or to offset higher input costs; the Company's ability to achieve its projected material and manufacturing efficiency savings; the Company's ability to accurately predict future input costs associated with U.S. Department of Defense contracts; the Company’s ability to attract and retain production labor in a timely manner; the Company's ability to increase production rates in its municipal fire apparatus and delivery businesses; the strength of the U.S. dollar and its impact on Company exports, translation of foreign sales and the cost of purchased materials; the impact of severe weather, war, natural disasters or pandemics that may affect the Company, its suppliers or its customers; budget uncertainty for the U.S. federal government, including risks of future budget cuts, the impact of continuing resolution funding mechanisms or a prolonged federal government shutdown; the impact of any U.S. Department of Defense solicitation for competition for future contracts to produce military vehicles; risks related to the collectability of receivables, particularly for those businesses with exposure to construction markets; the cost of any warranty campaigns related to the Company’s products; risks associated with international operations and sales, including compliance with the Foreign Corrupt Practices Act; the Company’s ability to comply with complex laws and regulations applicable to U.S. government contractors; cybersecurity risks and costs of defending against, mitigating and responding to data security threats and breaches impacting the Company; the Company’s ability to successfully identify, complete and integrate acquisitions and to realize the anticipated benefits associated with the same; and risks related to the Company’s ability to successfully execute on its strategic road map and meet its long-term financial goals. Additional information concerning these and other factors is contained in the Company’s filings with the Securities and Exchange Commission, including the Form 8-K filed today. All forward-looking statements speak only as of the date of this news release. The Company assumes no obligation, and disclaims any obligation, to update information contained in this news release. Investors should be aware that the Company may not update such information until the Company’s next quarterly earnings conference call, if at all.

-more-

Oshkosh Corporation Reports Results for 2025 Fourth Quarter

January 29, 2026

About Oshkosh Corporation

At Oshkosh (NYSE: OSK), we make innovative, purpose-built equipment to help everyday heroes advance communities around the world. Headquartered in Wisconsin, Oshkosh Corporation employs over 18,000 team members worldwide, all united behind a common purpose: to make a difference in people’s lives. Oshkosh products can be found in more than 150 countries under the brands of JLG®, Pierce®, MAXIMETAL, Oshkosh® S-Series™, McNeilus®, IMT®, Jerr-Dan®, Frontline™ Communications, Oshkosh® Airport Products, Oshkosh AeroTech™, Oshkosh® Defense and Pratt Miller. For more information, visit oshkoshcorp.com.
________

®, ™ All brand names referred to in this news release are trademarks of Oshkosh Corporation or its subsidiary companies.

1 This news release refers to GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. Oshkosh Corporation believes that the non-GAAP measures provide investors a useful comparison of the Company’s performance to prior period results. These non-GAAP measures may not be comparable to similarly-titled measures disclosed by other companies. A reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures can be found under the caption “Non-GAAP Financial Measures” in this news release.

-more-

Oshkosh Corporation Reports Results for 2025 Fourth Quarter

January 29, 2026

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(In millions, except share and per share amounts; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net sales	$2,688.8	$2,598.1	$10,422.3	$10,730.2
Cost of sales	2,264.7	2,150.8	8,603.3	8,760.8
Gross income	424.1	447.3	1,819.0	1,969.4

Operating expenses:
Selling, general and administrative	198.2	209.2	818.7	852.4
Amortization of purchased intangibles	13.9	14.2	55.1	54.7
Intangible asset impairments	—	—	5.7	51.6
Total operating expenses	212.1	223.4	879.5	958.7
Operating income	212.0	223.9	939.5	1,010.7

Other income (expense):
Interest expense	(29.9)	(31.5)	(117.6)	(119.5)
Interest income	2.2	2.4	8.7	7.6
Miscellaneous, net	(2.5)	4.1	11.4	4.2
Income before income taxes and losses of unconsolidated affiliates	181.8	198.9	842.0	903.0
Provision for income taxes	47.8	45.2	191.5	210.0
Income before losses of unconsolidated affiliates	134.0	153.7	650.5	693.0
Losses of unconsolidated affiliates	(0.2)	(0.6)	(3.5)	(11.6)
Net income	$133.8	$153.1	$647.0	$681.4

Earnings per share:
Basic	$2.11	$2.35	$10.08	$10.41
Diluted	2.10	2.33	10.02	10.35

Basic weighted-average shares outstanding	63,286,801	65,248,981	64,180,293	65,458,797
Dilutive equity-based compensation awards	506,716	392,305	373,800	370,667
Diluted weighted-average shares outstanding	63,793,517	65,641,286	64,554,093	65,829,464

-more-

Oshkosh Corporation Reports Results for 2025 Fourth Quarter

January 29, 2026

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(In millions; unaudited)

	December 31,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$479.8	$204.9
Receivables, net	1,456.1	1,254.7
Unbilled receivables, net	702.7	636.5
Inventories	2,375.0	2,265.7
Income taxes receivable	52.4	51.2
Other current assets	102.5	114.5
Total current assets	5,168.5	4,527.5
Property, plant and equipment:
Property, plant and equipment	2,571.7	2,394.6
Accumulated depreciation	(1,300.5)	(1,178.1)
Property, plant and equipment, net	1,271.2	1,216.5
Goodwill	1,448.1	1,410.1
Purchased intangible assets, net	734.8	777.6
Deferred income taxes	201.0	259.0
Deferred contract costs	825.5	842.6
Other non-current assets	423.3	389.8
Total assets	$10,072.4	$9,423.1

Liabilities and Shareholders’ Equity
Current liabilities:
Revolving credit facilities and current maturities of long-term debt	$0.6	$362.3
Accounts payable	1,074.2	1,143.4
Customer advances	737.1	648.8
Payroll-related obligations	218.4	246.2
Income taxes payable	141.3	140.1
Other current liabilities	492.8	446.5
Total current liabilities	2,664.4	2,987.3
Long-term debt	1,100.3	599.5
Non-current customer advances	1,222.7	1,154.4
Deferred income taxes	25.7	26.9
Other non-current liabilities	528.8	502.9
Commitments and contingencies
Shareholders’ equity	4,530.5	4,152.1
Total liabilities and shareholders’ equity	$10,072.4	$9,423.1

-more-

Oshkosh Corporation Reports Results for 2025 Fourth Quarter

January 29, 2026

OSHKOSH CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions; unaudited)

	Year Ended December 31,
	2025	2024
Operating activities:
Net income	$647.0	$681.4
Depreciation and amortization	224.1	200.1
Intangible asset impairments	5.7	51.6
Stock-based incentive compensation	38.0	38.1
Deferred income taxes	53.2	(17.9)
Other non-cash adjustments	(15.1)	3.2
Changes in operating assets and liabilities	(169.5)	(406.4)
Net cash provided by operating activities	783.4	550.1

Investing activities:
Additions to property, plant and equipment	(165.4)	(281.0)
Additions to equipment held for rental	(46.4)	(7.3)
Acquisition of businesses, net of cash acquired	(0.9)	(121.3)
Proceeds from sale of business	—	7.0
Other investing activities	7.8	13.8
Net cash used in investing activities	(204.9)	(388.8)

Financing activities:
Proceeds from issuance of debt	3,739.5	4,327.4
Repayments of debt	(3,601.7)	(4,141.7)
Dividends paid	(130.4)	(120.0)
Repurchases of Common Stock	(278.0)	(116.0)
Other financing activities	(45.3)	(24.8)
Net cash used in financing activities	(315.9)	(75.1)

Effect of exchange rate changes on cash and cash equivalents	12.3	(6.7)
Increase in cash and cash equivalents	274.9	79.5
Cash and cash equivalents at beginning of period	204.9	125.4
Cash and cash equivalents at end of period	$479.8	$204.9

-more-

Oshkosh Corporation Reports Results for 2025 Fourth Quarter

January 29, 2026

OSHKOSH CORPORATION

SEGMENT INFORMATION

(In millions; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net Sales
Access
Aerial work platforms	$548.6	$545.6	$2,193.9	$2,443.9
Telehandlers	311.2	322.0	1,141.6	1,569.0
Other	311.8	289.4	1,158.9	1,151.8
Total Access	1,171.6	1,157.0	4,494.4	5,164.7
Vocational
Municipal fire apparatus	382.9	334.6	1,516.2	1,290.5
Airport products	252.7	234.4	975.3	862.5
Refuse and recycling vehicles	156.1	193.9	743.9	686.2
Other	130.7	117.7	491.5	471.1
Total Vocational	922.4	880.6	3,726.9	3,310.3
Transport
Defense	401.7	498.8	1,628.0	2,051.5
Delivery vehicles	165.0	35.0	468.7	103.7
Total Transport	566.7	533.8	2,096.7	2,155.2
Corporate and other	28.1	26.7	104.3	100.0
Consolidated	$2,688.8	$2,598.1	$10,422.3	$10,730.2

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Operating Income (Loss)
Access	$99.3	$142.9	$502.0	$805.4
Vocational	140.3	110.9	547.1	397.1
Transport	22.8	15.0	77.8	51.4
Corporate and other	(50.4)	(44.9)	(187.4)	(243.2)
Consolidated	$212.0	$223.9	$939.5	$1,010.7

	December 31,
	2025	2024
Period-end backlog:
Access	$1,275.8	$1,832.2
Vocational	6,614.8	6,318.1
Transport	6,181.2	6,531.0
Corporate and other	109.2	62.0
Consolidated	$14,181.0	$14,743.3

-more-

Oshkosh Corporation Reports Results for 2025 Fourth Quarter

January 29, 2026

Non-GAAP Financial Measures

The Company reports its financial results in accordance with generally accepted accounting principles in the United States of America (GAAP). The Company is presenting various operating results both on a GAAP basis and on a basis excluding items that affect comparability of results. When the Company excludes certain items as described below, they are considered non-GAAP financial measures. The Company believes excluding the impact of these items is useful to investors in comparing the Company’s performance to prior period results. However, while adjusted operating income, adjusted net income and adjusted earnings per share exclude amortization of purchased intangibles, intangible asset impairments and amortization of inventory step-up, revenue and earnings of acquired companies are reflected in adjusted operating income, adjusted net income and adjusted earnings per share and intangible assets contribute to the generation of revenue and earnings. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company’s results prepared in accordance with GAAP. The table below presents a reconciliation of the Company’s presented non-GAAP measures to the most directly comparable GAAP measures (in millions, except per share amounts):

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Access segment operating income (GAAP)	$99.3	$142.9	$502.0	$805.4
Amortization of purchased intangibles	3.7	5.4	16.3	12.6
Amortization of inventory step-up	—	3.3	—	4.2
Adjusted Access segment operating income (non-GAAP)	$103.0	$151.6	$518.3	$822.2

Vocational segment operating income (GAAP)	$140.3	$110.9	$547.1	$397.1
Amortization of purchased intangibles	9.3	12.0	40.3	48.0
Adjusted Vocational segment operating income (non-GAAP)	$149.6	$122.9	$587.4	$445.1

Corporate and other operating loss (GAAP)	$(50.4)	$(44.9)	$(187.4)	$(243.2)
Amortization of purchased intangibles	0.9	0.8	3.1	4.3
Intangible asset impairments	—	—	5.7	51.6
Adjusted corporate and other operating loss (non-GAAP)	$(49.5)	$(44.1)	$(178.6)	$(187.3)

Consolidated operating income (GAAP)	$212.0	$223.9	$939.5	$1,010.7
Amortization of purchased intangibles	13.9	18.2	59.7	64.9
Intangible asset impairments	—	—	5.7	51.6
Amortization of inventory step-up	—	3.3	—	4.2
Adjusted consolidated operating income (non-GAAP)	$225.9	$245.4	$1,004.9	$1,131.4

-more-

Oshkosh Corporation Reports Results for 2025 Fourth Quarter

January 29, 2026

	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Provision for income taxes (GAAP)	$47.8	$45.2	$191.5	$210.0
Income tax effects of adjustments	3.4	5.3	16.1	29.4
Adjusted provision for income taxes (non-GAAP)	$51.2	$50.5	$207.6	$239.4

Net income (GAAP)	$133.8	$153.1	$647.0	$681.4
Amortization of purchased intangibles	13.9	18.2	59.7	64.9
Intangible asset impairments	—	—	5.7	51.6
Amortization of inventory step-up	—	3.3	—	4.2
Income tax effects of adjustments	(3.4)	(5.3)	(16.1)	(29.4)
Adjusted net income (non-GAAP)	$144.3	$169.3	$696.3	$772.7

Earnings per share-diluted (GAAP)	$2.10	$2.33	$10.02	$10.35
Amortization of purchased intangibles	0.22	0.28	0.93	0.99
Intangible asset impairments	—	—	0.09	0.78
Amortization of inventory step-up	—	0.05	—	0.06
Income tax effects of adjustments	(0.06)	(0.08)	(0.25)	(0.44)
Adjusted earnings per share-diluted (non-GAAP)	$2.26	$2.58	$10.79	$11.74

2026 Expectations
Earnings per share-diluted (GAAP)	$10.90
Amortization of purchased intangibles, net of tax	0.60
Adjusted earnings per share-diluted (non-GAAP)	$11.50

###